Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

Ivy High Income Opportunities Fund:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-186489 on Form N-2 of our report dated April 3, 2013, relating to the financial statement of Ivy High Income Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, MO

April 2, 2013